Exhibit 99.1

News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS LP ANNOUNCES

SALE OF UTICA SHALE ROYALTY INTEREST

LEXINGTON, KY (April 8, 2013) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) today announced that it has closed on an agreement with a third party to sell the 20% royalty interest on its owned Utica Shale property for approximately $10.5 million.  Rhino’s owned Utica Shale property was leased to a third party in March 2012 and the lease agreement stipulated that Rhino retained a 20% royalty based upon the gross proceeds received from the sale of oil and/or natural gas recovered from the leased property.  The Partnership will utilize the proceeds from the sale to reduce debt, which provides further liquidity to Rhino for the development of its new Pennyrile mine in western Kentucky.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated, “We are pleased that we have been able to complete the sale of this royalty interest since it provides us with additional liquidity for the development of our new Pennyrile mine in the Illinois Basin.  We view our new Pennyrile mine as an important step in our diversification efforts to operate in multiple coal basins in the United States.”

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, it leases coal through its Elk Horn subsidiary, and it owns oil and gas acreage in the Utica and Cana Woodford plays.

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